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                                                                    EXHIBIT 12.1

                          COMMUNITY DISTRIBUTORS, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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EARNINGS AVAILABLE FOR FIXED         FISCAL YEAR ENDED   FISCAL YEAR ENDED   FISCAL YEAR ENDED
CHARGES                                JULY 29, 2000       JULY 28, 2001       JULY 27, 2002
----------------------------         -----------------   -----------------   -----------------
Income (loss) before income taxes,
  extraordinary gain and cumulative
  effect of change in accounting...       $ 1,558             ($1,485)            $ 4,723

ADD
Interest expense...................         8,142               8,452               7,333
Interest component of rent
  expense..........................         3,741               4,004               4,056

Income as adjusted.................       $13,441             $10,971             $16,112

Fixed charges
Interest expense...................       $ 8,142             $ 8,452             $ 7,333
Interest component of rent
  expense..........................         3,741               4,004               4,056

Total fixed charges................       $11,883             $12,456             $11,389

Ratio of earnings to fixed
  charges..........................          1.13                0.88                1.41
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